Exhibit 10.39

              Mirant Holdings Beteiligungsgesellschaft mbH




              ,



              With reference to the Share Purchase Agreement ("the Agreement") entered into by and between our two companies as of today, we would like to confirm the following.

              On your request Vattenfall undertakes to seriously consider and negotiate in good faith any deviation from the Agreement which may be proposed by you in order to ensure that the share transfer is optimized to take care of taxation aspects of the transaction to your benefit. Any such proposal shall be submitted to us in writing as soon as possible but no later than December 10, 2001.

              Vattenfall will at its own and sole discretion decide whether to approve or disapprove any proposal made by you. Further, Vattenfall may approve any proposal subject to certain conditions and indemnities, provided however that the agreed purchase price shall remain valid.

              Until and unless otherwise agreed in writing, the Agreement shall remain in full force and effect in accordance with its present terms and conditions.

              Stockholm, November 30, 2001

              Vattenfall AB


              Mats Fagerlund

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                                                                              1




                            Share Purchase Agreement



                                 by and between



                Vattenfall AB (publ), SE-162 87 Stockholm, Sweden



                    - hereinafter referred to as "Vattenfall"



                                       and



       Mirant Holdings Beteiligungsgesellschaft mbH, 10117 Berlin, Germany



                      - hereinafter referred to as "Mirant"




                                    Preamble


              Mirant holds certain shares in Berliner Kraft- und Licht (BEWAG) - Aktiengesellschaft (hereinafter referred to as "BEWAG"), a company having its corporate office (Sitz) at Berlin and being registered with the Commercial Register of the Local Court (Amtsgericht) at Berlin - Charlottenburg under registration number 97 HR B 451. Such shares comprise at least 63,595,151 bearer shares group A and at least 36,666,600 registered shares group B, altogether totalling 44.759710 % of the stated capital (Grundkapital) of BEWAG and 46.052157 % of the voting rights in BEWAG (hereinafter all shares in BEWAG held by Mirant directly or indirectly referred to as "BEWAG SHARES"). Vattenfall is the majority shareholder of

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                                                                              2
              Hamburgische Electricitats-Werke Aktiengesellschaft, Hamburg, (hereinafter referred to as "HEW") that holds a number of shares in BEWAG equal to the number of shares held by Mirant as described above and has entered into a Shareholders' Agreement with Mirant dated 13/14 August 2001 concerning their respective shareholdings in BEWAG (hereinafter referred to as "Shareholders' Agreement").

              Vattenfall intends to purchase from Mirant and Mirant intends to sell to Vattenfall all BEWAG SHARES, including all dividend rights, voting rights and any other rights attached thereto.

              Now, therefore, the parties to this agreement hereby agree as follows:



                                        1
                            Sale of the BEWAG SHARES

              1.1 Mirant hereby sells to Vattenfall and Vattenfall purchases from Mirant the BEWAG SHARES including all dividend, voting and any other rights attached thereto at the date of this agreement. Vattenfall is entitled, but not obligated, to nominate another company within the Vattenfall group which may substitute Vattenfall as the purchaser under this agreement in every respect and to which at Closing the BEWAG SHARES shall then be assigned by Mirant.

              1.2 Mirant hereby sells to Vattenfall and Vattenfall purchases from Mirant co-ownership shares of the share certificates pertaining to the BEWAG SHARES which are in collective safekeeping of securities, as far as it is required.

              1.3 Vattenfall is entitled to the dividends attributed to the BEWAG SHARES sold to Vattenfall including the respective balance of corporation income tax credit with regard to the current business year of BEWAG and to that part of the profits of any previous business years attributable to the BEWAG SHARES which are not yet distributed to the shareholders in BEWAG (i.e. profits carried forward and profits of previous business years for which no resolution of distribution of profits has been resolved). For the avoidance of doubt Vattenfall shall not be entitled to the proportionate corporate income tax credit attributable to the BEWAG SHARES for the business year 2000/2001 or any previous business year of BEWAG.

              1.4 The assignment of the BEWAG SHARES and the assignment of the certificates of shares shall occur at Closing according

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                                                                              3
                     to Sec. 3 of this agreement under the condition precedent of the payment of the total amount of the purchase price to Mirant according to Sec. 2 of this Agreement.



                                        2
                                 Purchase Price

              2.1 The purchase price for the BEWAG SHARES sold pursuant to Sec. 1.1 above including any and all dividend rights, voting rights and any other rights attached thereto as defined in Sec. 1.3 of this agreement, amounts to a total sum of US$ 1,632 million (in words: US dollars one billion six hundred and thirty two million) in cash.

              2.2 The purchase price shall be paid in full to Mirant at Closing.

              2.3 If Closing occurs after March 1, 2002 the purchase price will bear interest as of March 1, 2002 at an interest rate of 5 % p.a.

              2.4 Insofar as the purchase price is not paid at its due date, Vattenfall shall pay interest on the respective outstanding amount of 2 % p.a. above the EURIBOR prevailing at the due date.


                                        3
                                     Closing

              3.1 Vattenfall and Mirant will meet on the 5th banking day following the day on which all the conditions precedent pursuant to Sec. 5 of this agreement have been fulfilled, however, in any case not prior to January 2, 2002 (hereinafter referred to as "Transfer Date" or as "Closing") in the headquarter offices of Dresdner Bank AG, Berlin, at which Vattenfall shall have prior to Closing opened an ordinary and a securities deposit account, whereby (i) Mirant and Vattenfall shall execute with a separate Share Transfer Agreement the assignment of the BEWAG SHARES to Vattenfall or its nominee, as the case may be, and whereby (ii) Mirant and Vattenfall shall execute the assignment of the certificates of these shares to Vattenfall or its nominee, as the case may be, and whereby
                     (iii) Vattenfall or its nominee, as the case may be, shall pay the purchase price to Mirant's bank account as to be mentioned in the Share Transfer Agreement.

              3.2 Mirant shall instruct all banks which deposit the share certificates regarding the BEWAG SHARES to hold in custody all these certificates as from Closing in the interest and on behalf of Vattenfall and Mirant shall instruct these

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                                                                              4

                     banks to fulfil the claim for return of these certificates of Vattenfall and Mirant shall deliver to Vattenfall a document proving these instructions at Closing.

              3.3 At Closing Mirant shall issue to Vattenfall an irrevocable power-of-attorney with regard to the BEWAG SHARES effective as of Closing by which Vattenfall is entitled to exercise the voting rights arising out of the BEWAG SHARES in the shareholders' meeting of BEWAG. With regard to bearer shares of group A such power-of-attorney shall be valid until the assignment of the respective certificate of shares to Vattenfall will be executed. With regard to registered shares of group B such power-of-attorney will be valid until Vattenfall will be registered as owner of these shares in the share register of BEWAG. If so required by Vattenfall at any time on or after Closing Mirant will deliver a separate certified (notariell beglaubigt) deed of power-of-attorney to Vattenfall.

              3.4 At Closing Vattenfall shall deliver to Mirant a declaration from HEW regarding (i) either the termination of the Shareholders' Agreement between Mirant and HEW as of 13/14 August 2001 or the approval by HEW to Vattenfall replacing Mirant as a party to the aforementioned Shareholders' Agreement as of the Transfer Date, (ii) HEW waiving any claims against Mirant resulting from a termination of the Shareholders' Agreement and the transfer of the BEWAG SHARES from Mirant to Vattenfall and (iii) a waiver of any pre-emption rights of HEW against Mirant under the Shareholders' Agreement.

              3.5 At Closing the parties will agree in the Share Transfer Agreement on the corporate governance aspects of the change of ownership, e.g. the resignation of supervisory board members nominated by Mirant.

              3.6 The parties shall agree on the details of the draft Share Transfer Agreement - which shall basically be comparable and on the same terms and substance as in the share transfer agreement of 27./28. June 2001 between HEW and Mirant - and any other draft documents required to be entered into and exercised at Closing at the latest on 15. December 2001.



                                        4
                         Representations and Warranties

              4.1 Mirant warrants to Vattenfall in the form of an independent guarantee (selbstandiges Garantieversprechen), that the following representations and warranties are correct unless otherwise expressly stated herein on the day of the signing of this agreement and, as far as the Closing occurs, that

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                                                                             5

                     the warranties are correct at the date of the Closing:

                     4.1.1 The content of the preamble of this agreement with regard to Mirant, with regard to the BEWAG SHARES held by Mirant and with regard to BEWAG is complete and correct. Mirant and any company affiliated to Mirant according to Sec. 15 of the German Act pertaining to Stock Corporations (AktG) do not hold any shares in BEWAG which are not mentioned in the preamble and do not have any options or preemption rights or rights of assignment with regard to additional shares in BEWAG.

                     4.1.2 Mirant is the legal and economic owner of the BEWAG SHARES sold and assigned, and as at Closing (i) they will be free from any encumbrance or any rights for the benefit of a third party, and (ii) Mirant is entitled to dispose of the BEWAG SHARES sold and assigned without any limitation and such disposition is not subject to any approval of a third party unless stated otherwise in Sec. 5 or Sec. 6.3 of this agreement, and (iii) the disposition of the BEWAG SHARES sold and assigned does not violate any right of any third party.

                     4.1.3 The BEWAG SHARES sold and assigned are issued effectively and are totally paid in. No hidden profit distributions have occurred.

                     4.1.4 Mirant has obtained any board or other corporate approval that may be required for entering into this agreement.

              4.2 In case that one or several statements which Mirant has guaranteed in this agreement shall not be correct, Vattenfall is entitled to demand from Mirant to establish within a reasonable period of time, but at the latest within four weeks after the reception of the demand, the situation which would exist if the statement would have been correct. If Mirant does not establish the situation which corresponds to the provisions of this agreement within a reasonable period of time or if the establishment of the situation corresponding to the provisions of this agreement is not possible, Vattenfall may demand indemnification in cash from Mirant.

              4.3 Any further statutory claims of Vattenfall regarding the rescission of this agreement or reduction of the purchase price, regarding the indemnification because of an incorrect guarantee, regarding the avoidance because of a lack of important qualities of the subject matter of this agreement and regarding the adjustment of this agreement because of a fundamental change of circumstances underlying this agreement are excluded.

              4.4 All warranty claims of Vattenfall according to this Sec. 4 will expire after a limitation period of one year beginning with the date of the assignment of the BEWAG SHARES.

              4.5 As far as reference is made to the knowledge of Mirant or Vattenfall the parties to this agreement undertake to have investigated the facts guaranteed with the care of a due and diligent manager.

              4.6 Vattenfall hereby warrants that it has obtained any board or other corporate approval that may be required for entering into this agreement.



                                        5
                               Condition precedent

              5.1 The consummation of the transaction contemplated by this agreement - with the exception of the parties' undertakings in Sec. 6 of this agreement which shall be legally valid as from signing of this agreement - shall be conditional upon the lapse of all relevant merger control law consummation prohibitions (in the sense of Art. 7 paras. 1 and 2 EC Regulation 4064/89 or relevant national law) in relation to the intended transaction. All agreements in connection with the intended transaction including all Exhibits, Annexes and Schedules thereto are to be notified.

              5.2 Either Party shall be entitled to terminate this agreement, except Sec. 7 which shall continue to be in force, if cartel clearance has been denied or within two months after
                     15. May, 2002 if the condition precedent  set forth in Sec.
                     5.1 has not been fulfilled by 15. May 2002.



                                        6
                                    Covenants

              6.1    In case Vattenfall nominates a third party pursuant to Sec.
                     1.1 of this agreement, such nomination shall not have a materially adverse effect on the implementation of this agreement. Vattenfall hereby guarantees fulfilment of any obligations of that nominee following from this agreement.

              6.2 Vattenfall shall indemnify Mirant from any claims which may be made by BEWAG against Mirant exclusively in its capacity as a shareholder of BEWAG due to third parties making claims against BEWAG.

              6.3 As a result of the "Joint Statement on formation of a Fourth Force in the German energy sector" of April 27, 2001 between Mirant, HEW, Vattenfall and the Senate of Berlin the parties hereto confirm their common understanding that the sale and transfer of the BEWAG SHARES from Mirant to Vattenfall or to HEW does not require approval by the Land Berlin.

              6.4 Following Closing Vattenfall shall make reasonable efforts to cause BEWAG to provide Mirant with any relevant information and copies of relevant documents, if so required by Mirant in conjunction with any regulatory requirements, including tax and securities filings, Mirant needs to do in its capacity as a former shareholder of BEWAG.

              6.5 The parties are hereby bound to collect the information necessary for the required cartel notifications(s) as quickly as possible and to make every effort to assist each other in the preparation and submission of the notification(s). Each party shall instruct their own legal advisors at their own costs for such notification(s) to be made. However, Mirant agrees that Vattenfall's legal representative Freshfields Bruckhaus Deringer, in particular Dr. Marc Reysen, Brussels and/or Dr. Martin Klusmann, Dusseldorf, shall lead the notification.

              6.6 Following the notification, in so far as the relevant competition authorities express concerns in relation to individual provisions of the contractual arrangements and require changes, the parties will make every effort to replace the provisions to be amended by new provisions which are as close as possible to the original provisions in terms of their economic content and to adapt the contracts accordingly. Neither Party shall, however, be under an obligation to consent to the divestiture of any interest in an affiliate or in any other company or entity or to accept any other conditions which may be unreasonably burdensome to it.

              6.7 The fees of any competent cartel authority imposed on the parties in conjunction with the notification for the transaction described herein shall be borne by both parties equally. Otherwise each party shall bear its own costs in conjunction therewith.

                                        7
                                 Confidentiality

              Unless otherwise agreed or required by mandatory statutory laws, the parties hereto will treat this agreement strictly confidential until the press release has been issued.



                                        8
                                  Miscellaneous

              8.1 The parties undertake to keep the respective other party indemnified from any damage caused by claims made by third parties if such third party threatens to take legal action against the implementation of this agreement as a consequence of which one party (the indemnified party) does not wish to close the transaction pursuant to Sec. 3 of this agreement, but the other party (the indemnifying party) nevertheless insists on the Closing to take place, provided, however, that (i) Closing then takes place and
                     (ii) that the indemnification shall only apply to those claims of that third party which directly result from the Closing having taken place. The indemnifying party shall be entitled to control if and how to defend against any such claims.

              8.2 Unless stated otherwise herein, if Closing has not occurred on or prior to December 31, 2002 at the latest both parties can terminate this agreement with immediate effect.

              8.3 Each party shall bear the costs for its own legal and/or other advisors incurred in connection with the negotiation, execution and implementation of this agreement.

              8.4 Any amendment or supplementation of this agreement, including this clause, shall be submitted in writing in order to be valid, unless a notarial recording is required by law.

              8.5 Any notification, inquiry, demand and other message under this agreement, except for any declaration in conjunction with legal proceedings, in particular for the purpose of making a legally significant statement must be in writing and addressed to:

                     a)          Mirant:

                                 Mirant Europe
                                 Att: Barney Rush
                                 Dr. Willem Dreesweg 2
                                 1185 VB Amstelveen
                                 Netherlands

                                 and

                                 Mirant Corporation
                                 Att: Douglas Miller
                                 1155 Perimeter Center West
                                 Atlanta, Georgia
                                 30338-5416
                                 USA


                     b)          Vattenfall:

                                 Vattenfall AB (publ)
                                 Att: Mats Fagerlund
                                 Jamtlandsgatan 99
                                 Racksta/Vallingby
                                 SE-162 87 Stockholm
                                 Sweden

                                 with copy to:


                                 Freshfields Bruckhaus Deringer
                                 Att: Dr. Dirk Hamann
                                 Alsterarkaden 27
                                 20354 Hamburg
                                 Germany


                     Vattenfall hereby appoints Freshfields Bruckhaus Deringer as its process agent (Zustellungsbevollmachtigter) for any declarations from Mirant in conjunction with any legal proceedings.

                     Each party to this agreement may change the address to which messages must be sent by informing the other party to this agreement in writing in accordance with the above.

              8.6 The parties hereby shall be obligated towards each other to comply with the duties of disclosure pursuant to Sec. 21 et seq. Wertpapierhandelsgesetz (German Securities Trading
                     Act).

              8.7 Should any provision of this agreement or any provision subsequently inserted into it be or become completely or partially invalid or impracticable, the validity of the remaining provisions of this agreement shall not be affected thereby. The invalid or impracticable provision shall be replaced by an appropriate provision which to the extent legally possible comes closest to what the parties to this agreement wanted or would have wanted in view of the purpose and intent of this agreement if they had considered the point when concluding this agreement, or subsequently inserting the provision into it. The same shall apply should this agreement prove to contain a gap.

              8.8 This agreement shall be governed by and construed in accordance with, and its performance shall be governed by, the laws of the Federal Republic of Germany.

              8.9 Hamburg shall be the venue for all and any dispute arising under or in connection with this agreement.


              Stockholm, the 30th day of November, 2001



              ...................................
              Vattenfall AB (publ)



              .............................................
              Mirant Holdings Beteiligungsgesellschaft mbH